Exhibit 21.1

                              LIST OF SUBSIDIARIES


1. Access Digital Media, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

2. Core Technology Services, Inc., a New York corporation and a wholly-owned subsidiary of the Company.

3. Hollywood Software, Inc., a California corporation and a wholly-owned subsidiary of the Company.

4. FiberSat Global Services Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

5.   ADM  Cinema  Corporation,   a  Delaware   corporation  and  a  wholly-owned
     subsidiary of the Company.

6. Christie/AIX, Inc., a Delaware corporation and a wholly-owned subsidiary of Access Digital Media, Inc.